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Exhibit 10.10

WITNESS SYSTEMS, INC.
DIRECTOR AND KEY EXECUTIVE STOCK OWNERSHIP INCENTIVE POLICY

        The purpose of this Policy is to promote the interests of Witness Systems, Inc. (the "Company") by aligning the interests of the Company's key executives and directors with the interests of unaffiliated shareholders of the Company by encouraging members of its Board of Directors and key executives to purchase shares of the Company's common stock (the "Shares") and by providing an additional incentive for such persons to work to increase the value of the Shares. The Policy provides for the automatic grant of options ("Options") concurrent with the participants purchase of Shares in the open market.

        Up to 15,000 Options are available for grant under this Policy to each participant. Options shall be issued under the Witness Systems, Inc. Amended and Restated Stock Incentive Plan, as amended (the "Plan").

        The effective date of this Policy is the date it is adopted by the Company's Board of Directors, as noted in resolutions effectuating such adoption and will remain in effect until March 15, 2004, unless extended by the Board.

        The individuals eligible to participate in this Policy shall be those who, as of the Purchase Date (defined below), are members of the Company's i) Board of Directors or ii) senior management team.

        During the term of this Policy, any person who purchases at least 500 Shares and up to 3,000 Shares in the open market (during open window periods) shall be automatically and immediately granted five Options (the "Purchase Date") for each Share purchased. The Shares purchased in the open market must be held for a minimum period of time (so long as the participant is affiliated with the Company). Half of the Shares must be held for one year and the other half of the shares must be held for two years. In the event that any of the Shares are held for a shorter period than required, and assuming the participant is still associated with the Company, then a pro rata number of options shall be forfeited if so determined by the Board, acting in its sole discretion.

        Subject to adjustment in accordance with Section 11 of the Plan, the exercise price for each Option shall be equal to the closing sale price of WITS as reflected on Nasdaq on the Purchase Date.

        The Options granted under this Policy shall vest as follows:

          (a)   One half of the Options shall vest on the first anniversary of the Purchase Date; and

          (b)   The remaining Options shall vest in 12 equal installments in months 13 to 24 following the Purchase Date.

        This Policy may be amended or terminated by the Board to the extent that the Board deems necessary or appropriate.

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  Exhibit 10.10
WITNESS SYSTEMS, INC. DIRECTOR AND KEY EXECUTIVE STOCK OWNERSHIP INCENTIVE POLICY